Exhibit 99.1

SAND HILL IT SECURITY ACQUISITION CORP. AND

ST. BERNARD SOFTWARE ANNOUNCE MERGER AGREEMENT

St. Bernard Software Is A Leading Provider Of IT Security Solutions

For The Small And Medium Sized Enterprise Market

MENLO PARK, Calif. and SAN DIEGO, Oct. 27 /PRNewswire-FirstCall/ — Sand Hill IT Security Acquisition Corp. (Sand Hill) (OTC Bulletin Board: SHQC.ob), a public targeted acquisition corporation (TAC) with an exclusive focus on IT security, and St. Bernard Software, Inc., a privately held IT security company, today announced that they have entered into a definitive merger agreement, pursuant to which St. Bernard Software will merge with a wholly-owned subsidiary of Sand Hill, in an all-stock transaction. St. Bernard Software is a San Diego based company whose security appliances and software provide small and medium sized enterprises (SME) with advanced perimeter and system security solutions, including web and email filtering. The combined company plans to operate under the St. Bernard Software name.

Highlights:

•	In September 2005, IDC reported that St. Bernard Software’s web filtering appliance had achieved the #1 revenue ranking.

•	St. Bernard Software had revenue and net income during the third quarter ended September 30, 2005 of approximately $6.8 million and $0.7 million, respectively. This represented a 33% increase in revenue over the same quarter last year.

•	St. Bernard Software has more than 8,200 customers, and renewal rates for major product lines exceeding 90% in 2005.

•	For the second consecutive year, St. Bernard Software was named in the 2005 Deloitte Technology Fast 50 Program for San Diego and ranked 25th among the area’s 50 fastest growing technology companies based on percentage of revenue growth over five years. St. Bernard Software was also recently ranked in the 2005 Software 500 listing from Software Magazine.

•	Once combined, management plans to focus on the fast growing and under penetrated SME security software market, with emphasis on simple to install and maintain appliances and subscription services. This focus will include enhanced sales and marketing, an emphasis on international expansion and advanced new product development and a willingness to pursue targeted strategic acquisitions.

John E. Jones, President and CEO of St. Bernard Software, said, “This is a compelling strategic transaction and an excellent opportunity for stockholders, employees and customers of both companies. We anticipate that our growth will accelerate as a result of the merger and look forward to leveraging the combined company’s strengths.”

“This merger will create a company with a strong balance sheet and a world class security business that focuses on the large and underserved SME market segment,” said Humphrey Polanen, Chairman and CEO of Sand Hill. “St. Bernard Software’s business model is subscription based, creating a recurring revenue stream that we believe should lead to an increased revenue visibility beyond that of a traditional software company with a licensing model. St. Bernard Software’s customer-friendly products, including streamlined security appliances, provide high performance security solutions at an affordable price for the SME market.”

St. Bernard Software offers SME customers a product line for web-filtering, a policy-based approach to managing a company’s appropriate usage of the Internet, and email filtering against viruses, worms, spam, and spyware. In addition, the company’s products help protect computers by providing security patch and update management against threats arising from spyware and other malware. By providing security at both the perimeter and system levels, St Bernard Software products also help enable businesses to comply with legal and regulatory requirements. St. Bernard Software, which began operations in 1995, currently has 160 employees.

“St. Bernard Software is well positioned to serve the SME market, which represents a significant percent of overall demand for IT security,” said John Katsaros, research principal and co-founder, Internet Research Group. “Demand continues to grow for the types of affordable comprehensive security solutions like St. Bernard Software’s.”

Under the terms of the merger agreement, St. Bernard Software stockholders will own approximately two-thirds (2/3rds) of the outstanding shares of common stock of the merged company. The holders of St. Bernard Software common stock will receive approximately 9.76 million shares and approximately 1.12 million shares will be reserved for St. Bernard options and warrants which will be assumed by Sand Hill in the merger. Sand Hill currently has approximately 5.44 million shares outstanding, consisting of approximately 5.11 million shares of common stock outstanding and outstanding options for 330,000 shares of common stock. Ten percent (10%) of the Sand Hill shares to be issued in the merger will be placed in escrow to secure any indemnity claims that Sand Hill may have under the merger agreement. Further, although Sand Hill has existing warrants outstanding from its initial public offering, there are no additional warrants to be issued to St. Bernard Software under the terms of the merger agreement other than the assumption of outstanding warrants of St. Bernard Software referred to above. The merged company will have an employee stock option pool that will be approximately 11% of the total shares outstanding, prior to warrant conversions. Under the merger agreement certain principal stockholders of St. Bernard Software will be subject to lock-up agreements, and St. Bernard Software has agreed to pay Sand Hill a breakup fee of $1,750,000 in the event that the merger agreement is terminated as a result of St. Bernard Software pursuing a superior offer.

The closing of the merger is subject to customary closing conditions, including approval of the merger agreement by the stockholders of Sand Hill and St. Bernard Software. In addition, the closing is conditioned on holders of not more than 20% of the shares of

Sand Hill voting against the merger and electing to convert their Sand Hill shares into cash, as permitted by the Sand Hill certificate of incorporation.

For the quarter ended September 30, 2005, St. Bernard Software revenues totaled $6.8 million, a gain of 33 percent, as compared with $5.1 million from a year earlier. Net income for the same period grew to $0.7 million from a loss of $(3.2) million the year before. For the first nine months of 2005, St. Bernard Software revenues totaled $18.3 million as compared with $16.1 million from a year earlier. Net loss, on a year-to-date basis was $(1.5) million as compared to $(5.0) million from the year before, an improvement of $3.5 million.

John E. Jones, President and CEO of St. Bernard Software, will become the President and CEO of the combined company. Jones has 15 years of management experience with IBM and over 25 years experience in engineering, product management and business management. Prior to St. Bernard Software, Jones was Executive Vice President of Gould Inc., a multi-division, multi-national high technology conglomerate. Before that, Jones served as CEO and President of Emerald Systems, a network backup company providing backup software and hardware to major corporations, and also President of ComputerX (a Motorola Subsidiary).

Al Riedler, CFO of St. Bernard Software, will become the CFO of the combined company and has over 20 years experience in public accounting, finance and operations. Before St. Bernard Software, Riedler was CFO of Bluebird Systems, a software development company. Riedler was also Industrial Group Controller for Ramada Inns and served as Vice President of Finance for STARNET Corporation (a subsidiary of Ford).

Humphrey Polanen, current Chairman and CEO of Sand Hill, will serve as Chairman of the Board of the combined company. Polanen has over 20 years operating, investing and corporate governance experience. Before founding Sand Hill, he held senior positions at Sun Microsystems and Tandem Computers where he led operations in network security, channel development and corporate ventures.

About Sand Hill IT Security Acquisition Corp.

Headquartered in Menlo Park, California, Sand Hill IT Security Acquisition Corp. is a public targeted acquisition corporation focused exclusively on IT security. Sand Hill consummated its initial public offering on July 30, 2004, through the sale of 3,600,000 units at $6.00 per unit. Each unit was comprised of one share of Sand Hill common stock and two warrants to purchase one share each of Sand Hill common stock. The net proceeds of the offering of approximately $21.5 million are held in a trust account with American Stock Transfer & Trust company until consummation of a business combination with an operating business in the IT security industry. For more information, visit the Sand Hill web site at www.sandhillsecurity.com.

About St. Bernard Software

St. Bernard Software is a global provider of security solutions, including Internet and email filtering appliances, patch management and data backup. Deployed across millions of computers worldwide, the company’s award-winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, California and an international office in the United Kingdom, St. Bernard Software sells and supports its products directly and through partners, distributors and OEM worldwide. For more information, visit the St. Bernard Software web site at www.stbernard.com.

Investor Information

This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Sand Hill’s and St. Bernard Software’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: difficulties encountered in integrating merged businesses; uncertainties as to the timing of the merger; approval of the transactions by the stockholders of the companies; the number and percentage of Sand Hill stockholders voting against the merger; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals, if any, whether certain market segments grow as anticipated; the competitive environment in the software industry and competitive responses to the proposed merger, as well as other relevant risks detailed in Sand Hill’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Sand Hill nor St. Bernard Software assumes any obligation to update the information contained in this press release.

Sand Hill stockholders are urged to read the joint proxy statements/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Sand Hill stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Sand Hill, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). In addition, investors and security holders may obtain free copies of the documents filed with the Securities and Exchange Commission by Sand Hill by directing a request to Sand Hill IT Security Acquisition Corp., 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, CA 94025. The respective directors and executive officers of Sand Hill and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Sand Hill’s directors and executive officers is available in its Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Sand Hill or St. Bernard Software and does not constitute an offer of any securities of Sand Hill for sale. Any solicitation of proxies will be made only by the joint proxy statement/prospectus of Sand Hill and St. Bernard Software that will be mailed to all stockholders promptly after it is declared effective by the Securities and Exchange Commission. Investors and security holders of Sand Hill and St. Bernard Software are urged to read the proxy statement/prospectus of Sand Hill and St. Bernard Software and the relevant materials when they become available, because they will contain important information about Sand Hill and St. Bernard Software.

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Media Contacts:

Todd Kehrli – for St. Bernard Software Investor Information

MKR Group, LLC

(818) 556-3700

ir@mkr-group.com

Katie Assar – for St. Bernard Software Media Information

Lewis PR

(619) 516-2559

sbs@lewispr.com

Patricia Block – for Sand Hill IT Security Information

Block Consulting

(650) 344-6691

pblock@blockconsulting.net